Exhibit 4.11


                          UNIVERSAL MONEY CENTERS, INC.

                         Instructions for Completion of
                               Rights Certificate

     The number of Rights that you have been granted is set forth on the face of your Rights Certificate. It is also recorded in a register maintained by Universal Money Centers, Inc. The Rights expire at 5:00 P.M., Central Daylight time, on September 11, 2000 (the "Expiration Date"). The Rights are not transferable.

     As a holder of Rights, you have a Basic Subscription Privilege, as described in the Company's Prospectus dated August 11, 2000 (the "Prospectus). Under this Privilege, each Right held by you entitles you to subscribe for and purchase one share of Common Stock, $.01 par value per share ("Share") at a subscription price of $.40 per share (the "Subscription Price"). If you exercise the Basic Subscription Privilege to the fullest extent possible, you have an Over-subscription Privilege to purchase additional Shares to the extent such Shares are available after exercise of the Basic Subscription Privilege by the shareholders. If sufficient Shares are not available to fully satisfy all requests for Over-subscription, an allotment, as described in the Prospectus, will be used to apportion the available Shares.

      Rights may be exercised only by the holder of record thereof. If a beneficial owner of Rights desires to exercise such Rights or participate in the Over-subscription, he may do so only by having the holder of record act on his behalf. A nominee which holds Rights on behalf of one or more beneficial owners may exercise the Over-subscription Privilege described above on behalf of any such owner to the extent that such Privilege may be applicable to the Rights exercised on behalf of such owner.

     If you desire to subscribe for and purchase all or some of the Shares corresponding to your Rights, you should complete and sign Form 1 on the reverse side of your Rights Certificate and follow the Form 1 instructions set forth below as soon as possible. You should also complete and execute the Substitute Form W-9 on the Rights Certificate. The Subscription Price is payable in United States dollars by check, bank draft or money order payable to Universal Money Centers, Inc. To execute the Rights to purchase Shares, you must deliver to Universal Money Centers, Inc. at the address set forth below before 5:00 P.M., Central Daylight time, on the Expiration Date: (1) the signed Rights Certificate with Form 1 and the Substitute Form W-9 thereon completed and (2) payment of the applicable Subscription Price.

     If you pay by uncertified personal check, you shall allow sufficient time to ensure delivery to Universal Money Centers, Inc. and clearance of payment made by uncertified personal check prior to 5:00 p.m., Central Daylight Time, on the Expiration Date. Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check or money order.

      If there are joint owners of Rights, each joint owner must sign the Form 1 and Substitute Form W-9 on the rights certificate submitted to the Subscription Agent. All signatures should be in exactly the same form as the names of the registered owners are printed on the Rights Certificate. All other information requested should be printed or typed. If the Rights Certificate is signed and executed by an attorney, executor, administrator, guardian or other fiduciary, or by an officer of a corporation, and the Rights Certificate is not registered in such manner, the person so executing must give his full title in such capacity, and proper evidence of authority to act in such capacity must be furnished.


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


     Deliveries to Universal Money Centers, Inc. should be made to the following address:

                               By Mail or By Hand:
                               -------------------

                          Universal Money Centers, Inc.
                                6800 Squibb Road
                              Mission, Kansas 66202
                         Attention: Christopher D. Greek

      The method you use to deliver the completed Rights Certificate and payment of the appropriate Subscription Price is at your election and risk, and delivery will be deemed effected only when actually received by Universal Money Centers, Inc. If delivery is by mail, it is suggested that insured, registered mail with return receipt requested be used.

                             ----------------------

     RIGHTS NOT EXERCISED PRIOR TO 5:00 P.M., CENTRAL DAYLIGHT TIME ON SEPTEMBER 11, 2000, UNLESS EXTENDED BY THE COMPANY, WILL BE WORTHLESS. RIGHTS ARE DEEMED EXERCISED ONLY UPON THE RECEIPT BY UNIVERSAL MONEY CENTERS, INC. OF (1) A DULY COMPLETED RIGHTS CERTIFICATE AND (2) PAYMENT OF THE SUBSCRIPTION PRICE.

                             ----------------------

COMPLETION OF FORMS:

     To complete the Rights Certificate, you must fill out both Form 1 and the Substitute Form W-9. The instructions for the Substitute Form W-9 are contained in the Form on the Rights Certificate. You should complete Form 1 on the Rights Certificate in the following manner:

     1. If you wish to exercise all or some of your Rights, state in line (a) the number of Shares that you wish to purchase and the amount of payment due for such subscription. One Right is required in order to purchase each Share under the Basic Subscription Privilege. Please be sure that you own a sufficient number of Rights to subscribe for the Shares you want to purchase.

     2. If you wish to Over-subscribe, enter in line (b) the number of Shares for which you wish to over-subscribe and the amount of payment due for such over-subscription. You may over-subscribe only if you exercise your Rights to the fullest extent possible under the Basic Subscription Privilege.

     3. On line (c), state the total Subscription Price of the Shares which you wish to purchase. To obtain the cost of the Shares, add the amount of the Payment under lines (a) and (b). You must include full payment of the total Subscription Price with this request. Payment may be by check, or postal or express money order, payable in United States dollars to us. Requests received for subscription without any payment will be returned.

     4. On line (d), sign, print your name and state your telephone number. If there are joint beneficial owners, each joint owner must sign.

     5. Rights remaining following the subscription will be held by Universal Money Centers, Inc. until instructed otherwise by the holder.


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